UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 11, 2009

MGP Ingredients, Inc.
(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Commercial Street
Box 130
Atchison, Kansas 66002
 (Address of principal executive offices) (Zip Code)

(913) 367-1480
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.            Entry into a Material Definitive Agreement

Reference is made to Note 4 of our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and to Note 2 of our Notes to Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the period ended December 31, 2008 for a description of our Credit Agreement.

As previously reported, on December 19, 2008, our lenders agreed to a Third Amendment to the Credit Agreement which permitted us, on a temporary basis, to obtain loans and other credit extensions under the Credit Agreement in amounts in excess of our borrowing base. Until January 30, 2009, we were permitted to obtain credit extensions of $3 million over the borrowing base; thereafter, until February 26, 2009, we were permitted to obtain credit extensions of $1.5 million over the borrowing base; and thereafter we were permitted to obtain credit extensions of $500,000 over the borrowing base. Also as previously reported, on February 27, 2009, our lenders agreed to a Fourth Amendment to the Credit Agreement which extended the forbearance period under the Credit Agreement and the February 26, 2009 over advance step-down referred to in the preceding paragraph to March 13, 2009.

On March 11, 2009, in connection with our request that our lenders release their lien on two parcels of land in Atchison that we were not using in our business so that we might sell them, we agreed to apply the net proceeds ($219,214.64) to our obligations under the Credit Agreement and that the amount of our borrowing base under the Credit Agreement would thereafter be deemed reduced by the amount of such net proceeds.

On March 13, 2009, our lenders agreed to a Fifth Amendment to the Credit Agreement which extended the forbearance period under the Credit Agreement and the over advance step-down date referred to in the preceding paragraph to March 27, 2009.

As of March 13, 2009, after giving effect to the Fifth Amendment, the amount available to us under our Credit Agreement was $2,069,772.70 and the amount of our outstanding borrowings under the Credit Agreement was $29,241,207.30.

Item 9.01             Financial Statements and Exhibits

(d)           Exhibits

4.1           Letter Agreement dated March 11, 2009 with Commerce Bank N.A., as Agent.

4.2           Fifth Amendment to Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date:  March 16, 2009                                                             By : /s/ Timothy W. Newkirk
   President and Chief Executive Officer